Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Roy Swan
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES THIRD QUARTER 2008 RESULTS

Reports Third Quarter Net Income of $1.6 Million and Diluted EPS of $0.62

New York, New York, February 14, 2008– Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver Federal”or the “Bank”), today announced its results of operations for the three- and nine-month periods ended December 31, 2007, the third quarter of the fiscal year ending March 31, 2008 (“fiscal 2008”).

The Company reported net income of $1.6 million and diluted earnings per share of $0.62 for the third quarter of fiscal 2008, compared to net income of $1.4 million and diluted income per share of $0.54 for the third quarter of fiscal 2007.  For the nine month period ended December 31, 2007, the Company reported net income of $3.5 million, or $1.36 per diluted share, compared to net income of $1.3 million, or $0.50 per diluted share, for the prior year period.

Deborah C. Wright, the Company’s Chairman and CEO, stated: “I’m pleased to report that our business remains solid despite the most challenging banking environment in decades, namely the persistent flat-to-inverted yield curve, credit issues impacting many parts of our nation, and the threat of a recession.  During this challenging quarter, our net interest margin improved slightly with steady progress in our lending and retail units. We were spared the brunt of the turbulent credit environment, given our limited exposure to loan and investment products of concern to the financial markets.”

“The Bank’s non-interest income benefited from a significant New Markets Tax Credit transaction generating a $1.7 million payment during the quarter, along with increased lending and retail fee generation. With this transaction, our $59 million award recieved in June 2006 has been fully invested. The financial benefit going forward, through calendar 2014, will be realized largely through federal tax credits and nominal fee income. We remain well outside our objectives for non-interest expense which remain high due to several consulting projects, including SOX 404 implementation, and costs recognized following termination of a potential strategic transaction.

“Although our local markets have not yet experienced the fallout taking place in other regions across our nation, we are intensely focused on any signs of weakening conditions. We believe our small business and real estate lending teams are well positioned to source attractive opportunities, and we remain committed to solid asset quality and accretive asset growth as top priorities,” Ms. Wright concluded.

Ms. Wright also announced that on February 13, 2008, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the quarter ended December 31, 2007.  The dividend will be payable on March 13, 2008 to stockholders of record at the close of business on February 28, 2008.

Income Statement Highlights

Third Quarter Results
The Company reported net income for the quarter ended December 31, 2007 of $1.6 million compared to net income of $1.4 million for the prior year period, an increase of $0.2 million. These results primarily reflect an increase in non-interest income of $2.2 million and an increase in net interest income of $0.2 million, offset by increases in non-interest expense of $2.1 million and provision for loan losses of $0.1 million.

Interest income increased by $0.5 million, or 4.6%, to $12.3 million for the quarter ended December 31, 2007 compared to $11.8 million in the prior year period.  Interest income increased primarily as a result of an increase in interest on loans of $0.7 million, or 6.7%, to $11.4 million for the three months ended December 31, 2007 compared to $10.7 million for the prior year period.  These results were primarily driven by an increase in average loan balances and higher yields.  The average loan balance increased by $20.9 million to $642.6 million in the quarter ended December 31, 2007 compared to $621.7 million for the prior year period.  Yields on loans increased 22 basis points to 7.10% in the quarter ended December 31, 2007 compared to 6.88% for the prior year period.  The increases in the average balance of loans and yields primarily reflect an increase in originations of higher yielding construction loans.

Interest expense increased by $0.4 million, or 6.3%, to $6.0 million for the three months ended December 31, 2007 compared to $5.6 million for the prior year period.  The higher interest expense resulted primarily from a 17 basis point increase in the annualized average cost of interest-bearing liabilities to 3.62% for the three months ended December 31, 2007 compared to 3.45% for the prior year period.  Additionally, the average balance of interest-bearing liabilities increased $7.2 million, or 1.1%, to $657.0 million, compared to $649.8 million for the prior year period.  The increase in interest expense was primarily the result of interest paid on deposits due to an increase of $11.6 million, or 2.0%, in the average balance of interest-bearing deposits to $585.5 million for the three months ended December 31, 2007 compared to $573.9 million for the prior year period.  In addition, a 22 basis point increase in the rate paid on deposits to 3.43% compared to 3.21% for the prior year period contributed to the increase.

The Company provided $0.2 million in provision for loan losses for the three months ended December 31, 2007 compared to $0.1 million for the three month period ended December 31, 2006.  On December 31, 2007, non-performing loans totaled $4.1 million, or 0.61% of total loans receivable.  The level of non-performing loans to total loans remains within the range the Bank has experienced over the trailing twelve quarters. The Company’s future levels of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Company’s customers, interest rates and other internal and external factors existing at the time.

Total non-interest income for the quarter ended December 31, 2007, increased by $2.2 million, or 229.0%, to $3.2 million, compared to $1.0 million in the prior year period.  The increase in non-interest income was primarily due to an increase of $1.9 million in other income to $2.0 million compared to $0.1 million for the prior year period.  Other non-interest income primarily consists of a $1.7 million fee generated by a New Markets Tax Credit (“NMTC”) transaction.  The Bank will receive additional non-interest income over the next eight years from the NMTC transaction.

Non-interest expense for the quarter ended December 31, 2007, increased $2.1 million, or 35.3%, to $8.0 million compared to $5.9 million for the prior year period.  The increase in non-interest expense was primarily due to an increase of $0.6 million in employee compensation and benefits to $3.4 million compared to $2.8 million, an increase of $0.2 million in net occupancy expense to $0.9 million compared to $0.7 million, and an increase of $0.3 million in equipment net to $0.8 million compared to $0.5 million and $1.0 million in other non-interest expense to $2.8 million compared to $1.8 million, respectively, for the prior year period.  The $0.6 million increase in employee compensation and benefits primarily reflects investments in new talent, primarily in the retail, lending and accounting departments.  The $1.0 million in other non-interest expense includes consulting assistance on projects, and costs recognized following termination of a potential strategic transaction.

For the quarter ended December 31, 2007, income tax benefit decreased $43,000, or 13.8%. The reduction in tax benefit reflects income before income taxes of $1.3 million for the quarter ended December 31, 2007 compared to $1.1 million in the prior year period.  The current period income tax expense of $0.3 million was offset by the benefit of the NMTC award totaling $0.6 million for the quarter ended December 31, 2007.  The Company is expected to receive benefits from the NMTC award on its $40.0 million investment over approximately seven years.

Nine-Month Results
Net income for the nine months ended December 31, 2007 was $3.5 million compared to net income of $1.3 million for the prior year period, an increase of $2.2 million.  These results primarily reflect an increase in net interest income of $3.1 million and an increase in non-interest income of $4.2 million, offset by increases in non-interest expense of $4.8 million, provision for loan losses of $0.1 million and a decline in income tax benefit of $0.2 million.

Interest income for the nine month period ended December 31, 2007, increased $6.1 million, or 20.1%, to $36.4 million, compared to $30.3 million for the prior year period.  The increase in interest income is primarily due to an increase in total average balances of interest-earning assets of $57.2 million, which includes an increase in average loan balances of $92.3 million offset by a decrease in average balances of mortgage-backed securities of $34.5 million.  Interest-earning assets yields increased 64 basis points, which includes increases in loan yields of 44 basis points and mortgage-backed securities yields of 98 basis points.

Interest expense for the nine month period ended December 31, 2007, increased by $3.0 million, or 21.8%, to $16.9 million, compared to $13.9 million for the prior year period.   The increase in interest expense resulted primarily from a 36 basis point increase in the annualized average cost of interest-bearing liabilities to 3.49% compared to 3.13% for the prior year period and the growth in the average balance of interest-bearing liabilities of $56.2 million, or 9.5%, to $644.7 million compared to $588.5 million for the prior year period.

The Company provided $0.2 million in provision for loan losses for the nine months ended December 31, 2007 compared to $0.1 million for the prior year period.  The level of non-performing loans to total loans remains within the range the Bank has experienced over the trailing twelve quarters.

Non-interest income for the nine month period ended December 31, 2007, increased $4.2 million, or 266.4%, to $5.8 million compared to $1.6 million for the prior year period.  The increase in non-interest income was primarily due to an increase of $2.0 million in other income to $2.3 million compared to $0.3 million for prior year period and an increase of $0.5 million in loan fees and service charges to $1.2 million compared to $0.7 million for the prior year period.  Other income primarily consists of a $1.7 million fee generated by a New Markets Tax Credit transaction.  In addition, the prior year period included a $1.3 million charge associated with the balance sheet repositioning initiative implemented to improve margins.

Non-interest expense for the nine month period ended December 31, 2007, increased $4.8 million, or 28.5%, to $21.7 million compared to $16.9 million for the prior year period.  The increase in non-interest expense was primarily due to increases of $2.3 million in employee compensation and benefits to $9.7 million compared to $7.4 million, an increase of $0.8 million in net occupancy expense to $2.7 million compared to $1.9 million, and an increase of $2.6 million in other expenses to $7.3 million compared to $4.7 million, respectively, for the prior year period.  The increase in employee compensation and benefits is primarily due to the CCB acquisition and investments in new talent, primarily in the retail, lending and accounting departments.  The $2.6 million increase in other expense includes consulting assistance on several projects, and costs recognized following termination of a potential strategic transaction.  The prior year period expense included $1.3 million in merger related expenses.

Income tax benefit decreased $0.1 million for the nine month period ended December 31, 2007, resulting in a tax benefit of $0.2 million compared to a tax benefit of $0.3 million for the prior year period.  The reduction in tax benefit reflects the income before income taxes of $3.3 million for the nine month period ended December 31, 2007 compared to $1.0 million for the prior year period.  The income tax expense of $1.2 million for the nine month period ended December 31, 2007 was offset by the benefit of the NMTC award totaling $1.4 million.

Financial Condition Highlights

At December 31, 2007, total assets increased $62.7 million, or 8.5%, to $802.7 million compared to $740.0 million at March 31, 2007.  The increase in total assets was primarily the result of increases in loans receivable and loans held-for-sale of $52.8 million, other assets of $21.5 million and cash and cash equivalents of $1.1 million, partially offset by decreases in investment securities of $13.0 million and Federal Home Loan Bank of New York stock of $1.0 million.

Total loans receivable, including loans held-for-sale, increased $52.8 million, or 8.7%, to $662.0 million at December 31, 2007 compared to $609.2 million at March 31, 2007.  The increase resulted primarily from an increase in construction loans of $27.7 million and an increase in commercial loans of $21.2 million.  Other assets increased $21.5 million, or 150.1%, to $35.8 million at December 31, 2007 compared to $14.3 million at March 31, 2007.  On December 31, 2007, Carver Community Development Corp., one of the Company's subsidiaries, recieved an equity investment of $19.0 million related to a New Markets Tax Credit transaction. On consolidation, this is reflected as a $19.0 million increase in both other assets and minority interest. Additionally, the increase in cash and cash equivalents was primarily a result of a $1.7 million increase in Federal funds sold which was partially offset by decreases in interest earning deposits of $0.3 million and cash and due from banks of $0.2 million.  Total securities decreased $13.0 million, or 19.5%, to $54.1 million at December 31, 2007 compared to $67.1 million at March 31, 2007 due to collection of normal principal repayments and maturities.

At December 31, 2007, total liabilities increased by $41.3 million, or 6.0%, to $729.6 million compared to $688.3 million at March 31, 2007.  The increase in total liabilities was primarily the result of $27.3 million of additional customer deposits, a net increase of $11.1 million in advances and borrowed money and $2.8 million of other liabilities.  The increase in customer deposit balances was largely the result of an increase in certificates of deposit of $45.9 million which were offset by decreases of $10.5 million in savings deposits, $3.9 million in checking deposits, and $3.7 million in money market deposit accounts.  The increase in advances and borrowed money was primarily the result of an increase in repurchase obligations of $30.0 million at December 31, 2007 compared to zero repurchase obligations at March 31, 2007, offset by a reduction of $18.9 million in FHLB advances.  Other liabilities increased primarily due to an increase of $3.6 million in lending liabilities and $0.2 million in accrued interest payable, offset by a $1.2 million reduction in other obligations.  Minority interest of $19.0 million relates to the NMTC transaction, as described above.

At December 31, 2007, total stockholders’ equity increased $2.5 million, or 4.9%, to $54.1 million compared to $51.6 million at March 31, 2007.  The increase in total stockholders’ equity was primarily attributable to net income for the nine months ended December 31, 2007 totaling $3.5 million, partially offset by dividends paid of $0.7 million, the repurchase of common stock totaling $0.3 million in accordance with our stock repurchase program and a decrease of $0.1 million in accumulated other comprehensive income related to the mark-to-market of Carver Federal’s available-for-sale securities.

Stock Repurchase Program

During the quarter ended December 31, 2007, the Company purchased an additional 6,500 shares of its common stock under its stock repurchase program.  To date, the Company has purchased a total of 152,674 shares out of a total 231,635 shares approved under the program, at an average price per share of $16.44.  The number of shares yet to be repurchased is 78,961 shares.

Asset Quality

At December 31, 2007, non-performing assets totaled $4.2 million, or 0.52% of total assets, compared to $4.5 million, or 0.62% of total assets at March 31, 2007.  The ratio of the allowance for loan losses to non-performing loans was 137.5% at December 31, 2007 compared to 119.9% at March 31, 2007.  The ratio of the allowance for loan losses to total loans was 0.84% at December 31, 2007 compared to 0.89% at March 31, 2007.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	December 31,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$14,394	$14,619
Federal funds sold	3,000	1,300
Interest earning deposits	1,148	1,431
Total cash and cash equivalents	18,542	17,350
Securities:
Available-for-sale, at fair value (including pledged as collateral of $36,275 and $34,649 at December 31 and March 31, 2007, respectively)	36,463	47,980
Held-to-maturity, at amortized cost (including pledged as collateral of $17,124 and $18,581 at December 31 and March 31, 2007, respectively; fair value of $17,470 and $19,005 at December 31 and March 31, 2007, respectively)	17,595	19,137
Total securities	54,058	67,117

Loans held-for-sale	25,369	23,226

Gross loans receivable:
Real estate mortgage loans	577,064	533,667
Consumer and commercial loans	59,569	52,293
Allowance for loan losses	(5,573)	(5,409)
Total loans receivable, net	631,060	580,551

Office properties and equipment, net	15,170	14,626
Federal Home Loan Bank of New York stock, at cost	2,237	3,239
Bank owned life insurance	9,058	8,795
Accrued interest receivable	4,508	4,335
Goodwill	6,370	5,716
Core deposit intangibles, net	570	684
Other assets	35,797	14,313
Total assets	$802,739	$739,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$642,443	$615,122
Advances from the FHLB-NY and other borrowed money	72,217	61,093
Other liabilities	14,932	12,110
Total liabilities	729,592	688,325

Minority Interest	19,000	-

Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares; authorized; 2,532,227 shares issued; 2,488,258 and 2,507,985 shares outstanding at December 31 and March 31, 2007, respectively	25	25
Additional paid-in capital	24,084	23,996
Retained earnings	30,245	27,436
Unamortized awards of common stock under ESOP and MRP	-	(4)
Treasury stock, at cost (43,969 and 16,706 shares atDecember 31 and March 31, 2007, respectively)	(565)	(277)
Accumulated other comprehensive income	358	451
Total stockholders' equity	54,147	51,627
Total liabilities and stockholders' equity	$802,739	$739,952

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Interest Income:
Loans	$11,403	$10,685	$33,579	$26,893
Mortgage-backed securities	518	556	1,494	2,331
Investment securities	328	476	1,183	824
Federal funds sold	68	53	109	222
Total interest income	12,317	11,770	36,365	30,270

Interest expense:
Deposits	5,069	4,639	13,970	10,659
Advances and other borrowed money	932	1,004	2,962	3,237
Total interest expense	6,001	5,643	16,932	13,896

Net interest income before provision for loan losses	6,316	6,127	19,433	16,374

Provision for loan losses	222	120	222	120
Net interest income after provision for loan losses	6,094	6,007	19,211	16,254

Non-interest income:
Depository fees and charges	666	680	1,981	1,891
Loan fees and service charges	327	206	1,218	696
Write-down of loans held for sale	-	-	-	(702)
Gain (loss) on sale of securities	102	21	181	(624)
Gain on sale of loans	75	53	103	141
Loss on sale of real estate owned	-	(108)	-	(108)
Other	2,008	114	2,284	280
Total non-interest income	3,178	966	5,767	1,574

Non-interest expense:
Employee compensation and benefits	3,413	2,829	9,731	7,427
Net occupancy expense	908	715	2,673	1,908
Equipment, net	827	531	1,931	1,521
Merger related expenses	-	-	-	1,258
Other	2,815	1,809	7,327	4,747
Total non-interest expense	7,963	5,884	21,662	16,861

Income before income tax benefit	1,309	1,089	3,316	967
Income tax benefit	268	311	168	330
Net income	$1,577	$1,400	$3,484	$1,297

Earnings per common share:
Basic	$0.63	$0.56	$1.40	$0.52
Diluted	$0.62	$0.54	$1.36	$0.50

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
Selected Statistical Data:	2007		2006		2007		2006

Return on average assets (1)	0.82%		0.73%		0.61%		0.25%
Return on average equity (2)	12.27		11.86		8.36		3.61
Net interest margin (3)	3.59		3.47		3.71		3.40
Interest rate spread (4)	3.33		3.17		3.42		3.14
Efficiency ratio (5)	83.87		82.96		85.96		93.94
Operating expenses to average assets (6)	4.14		3.08		3.78		3.28
Average equity to average assets (7)	6.68		6.57		7.27		6.57

Average interest-earning assets to average interest-bearing liabilities	1.08	x	1.10	x	1.09	x	1.09	x

Net income per share - basic	$0.63		$0.56		$1.40		$0.52
Net income per share - diluted	$0.62		$0.54		$1.36		$0.50
Average shares outstanding - basic	2,489,101		2,515,644		2,494,801		2,510,980
Average shares outstanding - diluted	2,549,924		2,572,130		2,564,926		2,570,801
Cash dividends	$0.10		$0.09		$0.29		$0.26
Dividend payout ratio (8)	15.85%		16.18%		20.75%		50.63%

Capital Ratios:
Tier I leverage capital ratio (9)	7.77%		7.63%		7.77%		7.63%
Tier I risk-based capital ratio (9)	9.57		9.34		9.57		9.34
Total risk-based capital ratio (9)	10.45		10.19		10.45		10.19

	December 31,				March 31,
	2007		2006		2007		2006
Asset Quality Ratios:
Non performing assets to total assets (10)	0.52%		0.49%		0.62%		0.42%
Non performing loans to total loans receivable	0.61		0.62		0.74		0.55
Allowance for loan losses to total loans receivable	0.84		0.89		0.89		0.81
Allowance for loan losses to non-performing loans	137.51		142.60		119.93		147.10

(1) Net income, annualized, divided by average total assets.
(2) Net income, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) Dividends paid on common stock during the period divided by net income for the period.
(9) These ratios reflect consolidated bank only.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$642,600	$11,403	7.10%	$621,657	$10,685	6.88%
Mortgage-backed securities	38,317	518	5.41%	45,316	556	4.91%
Investment securities (2)	21,439	328	6.07%	40,710	476	4.68%
Fed funds sold	6,020	68	4.48%	3,928	53	5.35%
Total interest-earning assets	708,376	12,317	6.95%	711,611	11,770	6.62%
Non-interest-earning assets	61,406			52,840
Total assets	$769,782			$764,451

Interest Bearing Liabilities:
Deposits:
Now demand	$26,003	58	0.88%	$24,816	30	0.48%
Savings and clubs	129,669	282	0.86%	135,716	238	0.70%
Money market	42,096	352	3.32%	45,513	308	2.68%
Certificates of deposit	385,035	4,364	4.50%	364,969	4,056	4.41%
Mortgagors deposits	2,745	13	1.88%	2,862	7	0.97%
Total deposits	585,548	5,069	3.43%	573,876	4,639	3.21%
Borrowed money	71,416	932	5.18%	75,890	1,004	5.25%
Total interest-bearing liabilities	656,964	6,001	3.62%	649,766	5,643	3.45%
Non-interest-bearing liabilities:
Demand	50,117			51,102
Other liabilities	11,276			16,359
Total liabilities	718,357			717,227
Stockholders' equity	51,425			47,224
Total liabilities & stockholders' equity	$769,782			$764,451
Net interest income		$6,316			$6,127

Average interest rate spread			3.33%			3.17%

Net interest margin			3.59%			3.47%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Nine Months Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$633,335	$33,579	7.07%	$541,039	$26,893	6.63%
Mortgage-backed securities	37,749	1,494	5.28%	72,206	2,331	4.30%
Investment securities (2)	27,023	1,183	5.81%	24,872	824	4.42%
Fed funds sold	3,049	109	4.74%	5,842	222	5.04%
Total interest-earning assets	701,156	36,365	6.91%	643,959	30,270	6.27%
Non-interest-earning assets	63,448			42,130
Total assets	$764,604			$686,089

Interest Bearing Liabilities:
Deposits:
Now demand	$25,303	116	0.61%	$24,908	69	0.37%
Savings and clubs	133,296	812	0.81%	136,935	681	0.66%
Money market	44,822	852	2.52%	41,285	784	2.52%
Certificates of deposit	362,265	12,157	4.45%	298,163	9,103	4.05%
Mortgagors deposits	2,786	33	1.57%	2,200	22	1.33%
Total deposits	568,472	13,970	3.26%	503,491	10,659	2.81%
Borrowed money	76,252	2,962	5.16%	85,035	3,237	5.05%
Total interest-bearing liabilities	644,724	16,932	3.49%	588,526	13,896	3.13%
Non-interest-bearing liabilities:
Demand	52,574			38,096
Other liabilities	11,753			11,560
Total liabilities	709,051			638,182
Stockholders' equity	55,553			47,907
Total liabilities & stockholders' equity	$764,604			$686,089
Net interest income		$19,433			$16,374

Average interest rate spread			3.42%			3.14%

Net interest margin			3.71%			3.40%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock